                     ASSET VALUE FUND LIMITED PARTNERSHIP
                              211 PENNBROOK ROAD
                                 P.O. BOX 97
                          FAR HILLS, NEW JERSEY 07931
                                 908-766-7220
                               908-766-4160 Fax


                               December 3, 1998


Via Federal Express and Fax

Mr. Howard F. Bovers
Bradford Trading Company
2855 Ocean Drive
Suite D-3
Vero Beach, Florida 32963

Dear Howard:

     Confirming our conversation earlier this week, this letter confirms the terms of our working relationship with respect to Gish Biomedical, Inc.

     We acknowledge that you were instrumental in the successful negotiation of the purchase of the Heartland Fund Gish position for us and Citadel Holding.
You have agreed to serve as the representative of Asset Value and Citadel on the Gish Board, have been elected and have attended your first board meeting. Further, you have agreed to study Gish and its prospects and develop and implement a plan to increase shareholder value.

     In recognition of the contribution you have made and will continue to make we have agreed to give you 5% of our net profits (if any), after deducting your and our expenses, when and if the Gish position is sold. We have also agreed that you may purchase up to 20,000 shares of Gish for your own account in the open market. You shall have no responsibility for any losses we may incur.

     James Cotter agreed to these terms in a telephone conversation with me on Monday, November 30, 1998 on behalf of Citadel.
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Mr. Howard F. Bovers
Bradford Trading Company
December 3, 1998
Page 2

     Please acknowledge your agreement below. Complete three copies retaining one for your files. Return two to me in the envelope provided and I shall forward one to James Cotter.

                                                    Sincerely,


                                                       /s/Paul O. Koether
                                                    ---------------------
AGREED AND ACCEPTED:                                Paul O. Koether
                                                      for Asset Value


/s/Howard F. Bovers
-------------------
Howard F. Bovers                                       /s/James J. Cotter
                                                    ---------------------
                                                    James J. Cotter
                                                       for Citadel Holding


cc:  James J. Cotter
          Via Federal Express and Fax